Exhibit 3.1

Amendment to Amended
Certificate and Agreement of
Limited Partnership of
Public Storage Properties V, Ltd.

This Amendment dated as of August 22, 2011 to the Amended Certificate and Agreement of Limited Partnership of Public Storage Properties V, Ltd., as previously amended (the “Agreement”) is entered into by and among Public Storage, a Maryland Real Estate Investment Trust, and B. Wayne Hughes, as General Partners, and the undersigned Limited Partners.

The Agreement is hereby amended to add a new section 13.5 to the Agreement that would read in its entirety as follows:

13.5
Merger.  Notwithstanding anything in the Agreement to the contrary or section 15911.12(b) of the California Uniform Limited Partnership Act of 2008, the Partnership may merge with Public Storage or a subsidiary in accordance with applicable law with the Limited Partners and the General Partner receiving securities, cash or a combination thereof, provided that such merger is approved by a Majority Vote.

Except as amended herein, the Agreement shall continue in full force and effect.

In Witness Whereof, the undersigned hereby execute this Amendment to the Amended Certificate and Agreement of Limited Partnership, as previously amended, on the 22nd day of August, 2011.

General Partners:

Public Storage
By: /s/ Steven Glick

/s/ B. Wayne Hughes
B. Wayne Hughes

Limited Partners:

Public Storage, as Attorney-in-Fact for
all Limited Partners listed in Schedule A
By: /s/ Steven Glick